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                            AMENDMENT TO
                   STOCKHOLDERS' RIGHTS AGREEMENT
                              BETWEEN
                            ALTEON INC.
                                AND
          REGISTRAR AND TRANSFER COMPANY, AS RIGHTS AGENT


    AMENDMENT TO STOCKHOLDERS' RIGHTS AGREEMENT dated as of December 1, 1997 between Alteon Inc., a Delaware corporation, (the "Company") and Registrar and Transfer Company, as Rights Agent (the "Rights
Agent").

                       PRELIMINARY STATEMENTS

    A. The Company and the Rights Agent are parties to the Stockholders' Rights Agreement dated as of July 27, 1995, as amended (the "Agreement").

    B. Section 26 of the Agreement provides for the amendment of the Agreement by the Company.

    C. The Company wishes to amend the Agreement to provide for certain exceptions to its terms.

    NOW THEREFORE, for good and valuable consideration, the Company and the Rights Agent agree as follows:

    1. The Agreement is hereby amended by the addition of the following Section 34:

         SECTION 34. Certain Exceptions. For purposes of this Agreement and subject to the following sentence, neither Genentech, Inc. ("Genentech") nor its Affiliates (which term shall, for purposes of this Section 34 only, have the meaning given it below) shall be deemed to be a Beneficial Owner of Common Shares which are (i) issuable (but unissued) upon conversion of the Company's Series G Preferred Stock or Series H Preferred Stock (collectively, the "Preferred Stock") or (ii) issued upon conversion of the Preferred Stock (the Common Shares referred to in phrase (i) being referred to as the "Exempt Unissued Shares" and the Common Shares referred to in phrase (ii) being referred to as the "Exempt Issued Shares" and such shares being referred to collectively as the "Exempt Shares"). Genentech and its Affiliates shall not be deemed to be the Beneficial Owners of the Exempt Issued Shares only if, and for so long as, the total number of Common Shares (excluding Exempt Unissued Shares and Exempt Shares issued upon conversion of the Preferred Stock at the option of the Company) of which Genentech, its Affiliates and any "group" (within the meaning of Rule 13d-5 promulgated pursuant to the Exchange Act) of which Genentech or any of its Affiliates is a member
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    would be deemed to be the Beneficial Owner does not exceed forty percent (40%) of the Company's issued and outstanding Common Shares, provided that any increase in the percentage of Common Shares Beneficially Owned by Genentech or an Affiliate or a group of which Genentech or any of its Affiliates is a member solely as the result of a reduction in the Company's outstanding Common Shares shall be disregarded for purposes of determining such forty percent (40%) Beneficial Ownership. Common Shares which would be Exempt Issued Shares but for the preceding sentence shall be treated as Beneficially Owned for purposes of this Agreement for so long as they are not eligible for the exemption provided by the preceding sentence. For purposes of this Section 34 only, "Affiliate" shall mean an affiliate (as such term is defined in Rule 405 promulgated under the Securities Act) of Genentech, provided, however, that an affiliate of Genentech which is not controlled (within the meaning of Rule 405) by Genentech shall not be deemed to be an Affiliate unless such affiliate files statements regarding the securities of the Company pursuant to Regulation 13D-G under the Exchange Act and provided, further, that neither Genentech nor its Affiliate(s) shall be deemed to be a member of a group unless a member of such group has filed statements regarding the securities of the Company pursuant to Regulation 13D-G under the Exchange Act stating that Genentech or its Affiliate(s) is a member of such group.

    2. Except as specifically modified by this Amendment, all terms of the Agreement shall remain in full force and effect and shall be unaffected by this Amendment.


                         * * * * * * * * *




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     IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed by its duly authorized officer as of the date first written above.


                         ALTEON INC.



                         By:
                              -----------------------------
                         Name:  James J. Mauzey
                         Title: Chairman and
                         Chief Executive Officer



                         REGISTRAR AND TRANSFER COMPANY



                         By:
                              -----------------------------
                         Name:
                         Title:




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